Exhibit 99

Anadarko Announces $1 Billion Share Buyback Program

Still on Track to Meet Double-Digit Growth Targets

HOUSTON, July 23, 2001 /PRNewswire/ -- Anadarko Petroleum Corporation (NYSE:APC) announced today that its board of directors has authorized the purchase of as much as $1 billion in shares of its common stock.

The share purchases will be made from time to time, depending on market conditions. Shares may be purchased either in the open market or through privately negotiated transactions. The repurchase program does not obligate Anadarko to acquire any specific number of shares and may be discontinued at any time.

"Given the excellent financial and operating results we've seen in the first half and our strong portfolio of growth prospects, we believe the stock is trading at unreasonably low multiples of expected future earnings and cash flow," said Robert J. Allison, Jr., Anadarko chairman and chief executive officer.

"The decision to buy back stock will not have a major impact on our drilling program, and we still expect to beat our previously announced production target of 200 million barrels equivalent for 2001," Allison added.

"We are confident that Anadarko will have sufficient capital both to grow production at double-digit rates this year and beyond and to fund this stock buy-back program."

Anadarko Petroleum Corporation has proved reserves of more than 2 billion barrels of oil equivalent and reported average daily production of 522,000 barrels equivalent for the first quarter of 2001. Domestically, it has operations in Texas, Louisiana, the Mid-Continent and Rocky Mountain regions, Alaska and the Gulf of Mexico. Internationally, it is active in Canada, Algeria, Tunisia, West Africa, Venezuela, Georgia and the North Atlantic.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that its goals will be achieved. See Additional Factors Affecting Business in the Management's Discussion and Analysis (MD&A) included in the company's 2000 Annual Report on Form 10-K.